UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): March 12, 2019
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8620 Spectrum Center Blvd. San Diego, California	92123
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Section 1 - Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On March 12, 2019, Bridgepoint Education, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) to acquire Fullstack Academy, Inc., a Delaware corporation (“Fullstack”). Fullstack is an award-winning, immersive coding bootcamp, which offers a premier program centered on a series of leading and emerging technologies. Following the acquisition, Fullstack will be a wholly-owned subsidiary of the Company.
Under the terms of the Merger Agreement, upon consummation of the acquisition (the “Closing”), in exchange for all outstanding shares of Fullstack capital stock and other rights to acquire or receive capital stock of Fullstack, the Company expects to (i) at Closing, pay $17.5 million in cash, subject to certain purchase price adjustments (the “Closing Cash Consideration”), and issue 2,500,000 shares of the Company’s common stock (“Company Common Stock”), par value $0.01 per share (the “Closing Stock Consideration” and together with the Closing Cash Consideration, the “Closing Consideration”), and (ii) if, as and when issuable under the Merger Agreement, issue up to 2,250,000 shares of Company Common Stock (the “Contingent Consideration,” and together with the Closing Consideration, the “Merger Consideration”). The Contingent Consideration will become issuable, subject to the terms and conditions of the Merger Agreement, upon the final determination of the achievement of certain employee retention, revenue and performance milestones in 2019 and 2020. The Merger Consideration is payable in a mix of cash and shares of Company Common Stock, with (i) holders of Fullstack capital stock and other rights to acquire or receive capital stock of Fullstack (“Fullstack Securityholders”) who are not accredited investors (“Unaccredited Investors”) receiving 100% of their consideration in cash based on the value equal to the closing sale price of Company Common Stock as reported on the New York Stock Exchange on the date that is one trading day prior to the date of Closing and (ii) Fullstack Securityholders who are accredited investors (“Accredited Investors”) receiving their consideration in a mix of cash and shares of Company Common Stock (the consideration issuable in shares of Company Common Stock, the “Stock Allocation”). The final Stock Allocation will be determined based on (i) the mix (the “Accredited Investor Mix”) of Unaccredited Investors and Accredited Investors on the date of Closing, and (ii) after accounting for the Accredited Investor Mix, the Stock Allocation required so that the acquisition qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
Certain portions of the Merger Consideration (both cash and shares of Company Common Stock) will be held in escrow to secure potential adjustments to the Closing Cash Consideration and the indemnification obligations of certain Fullstack securityholders. The issuance of shares of Company Common Stock pursuant to the Merger Agreement will be made solely to accredited investors and thus in reliance on one or more exemptions or exclusions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), including Regulation D promulgated under the Securities Act and the exemption from qualification under applicable state securities laws.
The Merger Agreement contains customary representations, warranties and covenants of Fullstack and the Company, and the acquisition is subject to customary closing conditions. In addition, the Merger Agreement contains an employee incentive retention pool of up to $5 million in cash, payable at times over a two-year period.
A copy of the Merger Agreement will be filed as an Exhibit to the Company’s next quarterly filing on Form 10-Q. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference. The Merger Agreement is not intended to provide any other factual information about the Company, Fullstack or the other parties to the Merger Agreement. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of specific dates and were qualified by disclosures between the parties and a contractual standard of materiality that is different from those generally applicable to stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Merger Agreement and should not be relied upon as a disclosure of factual information relating to the Company, Fullstack or the other parties to the Merger Agreement.
On March 12, 2019, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

The shares of Company Common Stock issued in the acquisition described in Item 1.01 are being issued pursuant to an exemption from registration provided by the Securities Act of 1933, as amended, and Rule 501 of Regulation D promulgated thereunder.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 12, 2019

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2019		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel